NORTHROP GRUMMAN CORPORATION
EXHIBIT 99.3
Item 2. Properties
At December 31, 2008, the company had approximately 57 million square feet of floor space at approximately 526 separate locations, primarily in the U.S., for manufacturing, warehousing, research and testing, administration and various other uses. At December 31, 2008, the company leased to third parties approximately 696,000 square feet of its owned and leased facilities, and had vacant floor space of approximately 648,000 square feet.
At December 31, 2008, the company had major operations at the following locations:
Information Systems– Huntsville, AL; Carson, McClellan, Rancho Carmel, Redondo Beach, San Diego, and San Jose, CA; Aurora and Colorado Springs CO; Washington D.C.; Elkridge and Columbia, MD; and Chantilly, Chester, Fairfax, Herndon, McLean, and Reston, VA.
Aerospace Systems – Carson, El Segundo, Manhattan Beach, Mojave, Palmdale, Redondo Beach, and San Diego, CA; Melbourne and St. Augustine, FL; Bethpage, NY; and Clearfield, UT.
Electronic Systems– Huntsville, AL; Azusa, Sunnyvale and Woodland Hills, CA; Norwalk, CT; Apopka, FL; Rolling Meadows, IL; Annapolis, Baltimore, Elkridge, Linthicum and Sykesville, MD; Williamsville, NY; Cincinnati, OH; Salt Lake City, UT; and Charlottesville, VA. Locations outside the U.S. include France, Germany, and Italy.
Shipbuilding – Avondale, Harahan, New Orleans and Tallulah, LA; Gulfport and Pascagoula, MS; and Hampton, Newport News, and Suffolk, VA.
Technical Services - Warner Robins, GA; Hagerstown, MD; Lake Charles, LA; Herndon, VA.
Corporate and other locations – Los Angeles, CA; Irving, TX; York, PA; and Arlington, VA. Locations outside the U.S. include the United Kingdom and Canada.
The following is a summary of the company’s floor space at December 31, 2008:

			U.S. Government
Square feet (in thousands)	Owned	Leased	Owned/Leased	Total

Information Systems	685	10,891		11,576
Aerospace Systems	6,747	4,713	2,023	13,483
Electronic Systems	8,091	3,583		11,674
Shipbuilding	13,144	4,028	197	17,369
Technical Services	156	1,783	62	2,001
Corporate	629	599		1,228

Total	29,452	25,597	2,282	57,331

The company believes its properties are well maintained and in good operating condition and that the productive capacity of the company’s properties is adequate to meet current contractual requirements and those for the foreseeable future.